UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2003

                              LASER TECHNOLOGY, INC
               (Exact name of Registrant as specified in charter)

           DELAWARE                   1-11642                     84-0970494
(State or other jurisdiction        (Commission                 (IRS Employer
      of incorporation)             File Number)             Identification No.)

                7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO 80112
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 649-1000


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                                    FORM 8-K


Item 5.     Other Events

Laser Technology, Inc. has reached settlement agreements with Asia Optical Co., Inc. and Nikon, Inc., which would resolve Laser Technology's patent infringement lawsuit against Asia Optical and Nikon. The settlement agreement with Asia Optical includes a one-time cash payment of $2.4 million, which will be subject to corporate income taxes, and an ongoing royalty license agreement, the specific terms of which are confidential. Laser Technology entered into a mutual release with Nikon based upon the settlement with Asia Optical. Management estimates that the costs and expenses associated with the litigation through this fiscal 2003 will be approximately $770,000. All other litigation costs have been expensed in prior years.

Background information previously disclosed

On February 8, 2000, Laser Technology filed a complaint against Nikon in U.S. District Court for the District of Colorado (Civ. No. 00-B-272), alleging that Nikon's sale of the Nikon Laser 800 series of laser rangefinders willfully infringes a Laser Technology patent relating to low-cost, consumer laser rangefinders. The complaint was later amended to add manufacturer Asia Optical Co, as a defendant, and to add two additional patents obtained by Laser Technology.

On April 17, 2003, we issued a press release announcing that a jury ruled in favor of Laser Technology in its patent infringement lawsuit against Nikon and Asia Optical. The verdict included an initial damage award by the jury of $1.205 million and a finding of willfulness against Asia Optical as to the three patents in suit and against Nikon, as to one.

Cautionary Statements Regarding Forward-looking Statements

Forward-looking statements in this report are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are advised that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including but not limited to, continued acceptance of our products in the marketplace, competitive factors, potential changes in the budgets of federal and state agencies, compliance with current and possible future FDA or environmental regulations, and other risks detailed in our periodic report filings with the SEC.


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                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: July 3, 2003                  LASER TECHNOLOGY, INC.


                                    By: /S/ ERIC A. MILLER
                                       -------------------
                                          Eric A. Miller
                                    Chief Executive Officer, President
                                    and Director


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